Exhibit 10(b)

EXECUTION VERSION

AMENDMENT NO. 1 TO AMENDED AND RESTATED
LONG-TERM CREDIT AGREEMENT

This Amendment No. 1 to Amended and Restated Long Term Credit Agreement (this “Amendment”) is entered into as of July 5, 2009 by and among Bemis Company, Inc., a Missouri corporation (the “Company”), the Borrowing Subsidiaries, JPMorgan Chase Bank, N.A., individually and as administrative agent (the “Administrative Agent”) and Issuer, and the other financial institutions signatory hereto.

RECITALS

A.                                   The Company, the Borrowing Subsidiaries, the Administrative Agent and the financial institutions party thereto (the “Lenders”) have entered into that certain Amended and Restated Long-Term Credit Agreement dated as of April 29, 2008 (the “Credit Agreement”).  Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

B.                                     The Company, the Borrowing Subsidiaries, the Administrative Agent, the Issuer and the undersigned Lenders wish to amend the Credit Agreement on the terms and conditions set forth below.

C.                                     Certain of the Lenders wish hereby to increase their respective Commitments as set forth on Schedule 1 hereto.

D.                                    Bank of America, N.A., which is not currently party to the Credit Agreement (the “New Lender”), wishes to become a Lender under the Credit Agreement with the Commitment set forth on Schedule 1 hereto.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                                       Amendment to Credit Agreement.  Upon the “Amendment No. 1 Effective Date” (as defined below), the Credit Agreement shall be amended as follows:

(a)                                  Section 1.1 shall be amended to add (or restate as applicable) the following definitions in proper alphabetical order as follows:

“Acquisition” means the acquisition by the Company and/or one or more of its subsidiaries of the stock of certain subsidiaries, and the assets of other subsidiaries, of Rio Tinto plc (collectively, the “Seller”) comprising its food packaging business in North and South America and New Zealand as well as certain related assets (the “Business”) for an aggregate purchase price of approximately $1,213,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate (determined excluding clause (iii) of the definition thereof) with respect to Eurocurrency Advances denominated in Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% (the “Adjusted Eurocurrency Rate”); provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Amendment No. 1” means Amendment No. 1 to this Agreement dated as of July 5, 2009.

“Amendment No. 1 Effective Date” is defined in Amendment No. 1.

“Bridge Facility” means that certain $800,000,000 Term Loan Agreement to be dated as of the closing date of the Acquisition by and among the Company, the Administrative Agent and the other financial institutions signatory thereto, the proceeds of which will be available to fund in part the Acquisition and related fees and expenses.

“Consolidated Debt” means, at any time, the consolidated Debt of the Company and its Consolidated Subsidiaries and all SPCs at such time.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to reimburse or indemnify the issuer of a letter of credit or bank guarantee for drawings or payments thereunder, (vi) all Debt as described in clauses (i), (ii), (iii), (iv), (v), (vii) and (viii) hereof of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vii) all Receivables Transaction Attributed Indebtedness and (viii) all Debt (as described in clauses (i) - (vii)) of others Guaranteed by such Person; provided that any obligations of the Company to make payments to Pechiney Plastic Packaging, Inc. (“PPPI”),  Rio Tinto International Holdings Limited (“RTIH”), any Affiliates (as defined in the Acquisition Agreement) of either PPPI or RTIH, or any transferee or assignee thereof,  in respect of sales by the Company of Specified Securities in accordance with the Share Purchase Agreement between the Company and PPPI, dated as of July 5, 2009 (and related documentation) entered into in connection with the Acquisition shall not constitute Debt.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, any Issuer or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Domestic Subsidiary” means each Subsidiary that is incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period (or, as applicable, for the purpose of determining the Alternate Base Rate for any day by reference to a one month Interest Period), the sum of (i) the quotient of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (ii) the Applicable Margin,plus (iii) for Loans booked in the United Kingdom, the Associated Costs Rate.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the Applicable Margin.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, each Letter of Credit and each Letter of Credit Application.

“Permitted Securitization” means any receivables financing program or programs providing for the sale of accounts receivable and related rights by the Company or its Subsidiaries to an SPC for cash and/or other customary consideration for fair value in transactions intending to be sales, which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, provided that the Receivables Transaction Attributable Indebtedness associated with all such programs shall at no time aggregate in excess of $250,000,000.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under any Permitted Securitization that on any date of determination would be characterized as principal if such Permitted Securitization were structured as a secured lending transaction rather than as a purchase.

“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable and related rights and assets in connection with and pursuant to a Permitted Securitization and reasonably related corporate maintenance and similar activities.

“Specified Securities” means equity or equity-linked securities of the Company.

“Subsidiary Guarantor” means each Subsidiary of the Company which is from time to time a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Subsidiary Guaranty dated as of the date of the Acquisition substantially in the form set forth on Exhibit G attached hereto and made by the initial Subsidiary Guarantors in favor of the Administrative Agent and the Lenders and their Affiliates to the extent provided therein, as the same may be amended, restated, modified or supplemented from time to time.  The Subsidiary Guarantors initially party to the Subsidiary Guaranty shall be those designated as such on Schedule 2 hereto which remain Subsidiaries on the date of the Acquisition and any Domestic Subsidiary which becomes a Material Subsidiary prior to the date of the Acquisition.

(b)                                 Section 2.5.2 is amended in its entirety to read as follows:

“[Intentionally omitted]”

(c)                                  Section 2.5.4 shall be amended in its entirety to read as follows:

So long as no Default or Unmatured Default exists or would result therefrom, the Company may, from time to time, by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit E, request that the Aggregate Commitment be increased by (a) increasing the Commitment of one or more Lenders that have agreed to such increase and/or (b) adding one or more commercial banks or other Persons (each an “Additional Lender”) as a party hereto with a Commitment in an amount agreed to by any such Additional Lender; provided that (i) the aggregate amount of all such increases during the term of this Agreement shall not exceed $400,000,000 (such amount to be inclusive of the $200,000,000 increase in the Aggregate Commitment accomplished by Amendment No. 1), (ii) any such increase shall be in an amount equal to $25,000,000 or a higher integral multiple of $5,000,000 and (iii) no Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent and each Issuer (which shall not be unreasonably withheld, continued or delayed).  Any increase in the Aggregate Commitment pursuant to this Section 2.5.4 shall be effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit E (in the case of an increase in the Commitment of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit E (in the case of the addition of an Additional Lender).  The Administrative Agent shall promptly notify the Company and the Lenders of any increase in the amount of the Aggregate Commitment pursuant to this Section 2.5.4 and of the Commitment of each Lender after giving effect thereto.  The parties hereto agree that, in connection with any increase in the amount of the Aggregate Commitment, the Borrowers and the Administrative Agent may agree on procedures pursuant to this Section 2.5.4, such as phasing in funding of the amount of the increased or new Commitment of an increasing Lender or Additional Lender to minimize breakage costs so long as procedures are also in place to cause each increasing Lender and Additional Lender to purchase assignments or participations in amounts necessary to have their Pro Rata Shares of the Aggregate Outstanding Credit Exposure upon acceleration of the Loans prior to the completion of such phasing.  Notwithstanding the foregoing, the increase of $200,000,000 in the Aggregate Commitment contemplated by Amendment No. 1 may be accomplished in accordance with the terms thereof (and without respect to the requirements set forth above).  Such increase, when effective, shall reduce the remaining Aggregate Commitment increase availability under this Section to $200,000,000.

(d)                                 The ultimate sentence of Section 2.11 is amended in its entirety to read as follows:

Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from the first day of each Interest Period applicable thereto to the last day of such Interest Period at the Eurocurrency Rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.

(e)                                  A new Section 3.6 shall be added in proper numerical order to read as follows:

Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.1, (ii) the Company is required to pay any additional amount pursuant to Section 3.3.1 or (iii) any Lender shall become a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.3.1, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(f)                                    Section 5.2 shall be amended in its entirety to read as follows:

Corporate Authorization.  The execution, delivery and performance by each Borrower and each Subsidiary Guarantor of any Loan Document to which such Borrower or such Subsidiary Guarantor, as applicable, is a party are within such Borrower’s or such Subsidiary Guarantor’s, as applicable, corporate or other company power, have been duly authorized by all necessary corporate or other company action and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate or articles of incorporation (or similar formation document) or by-laws (or similar governing document) of such Borrower or such Subsidiary Guarantor, or of any judgment, order, decree, agreement or instrument binding on such Borrower or such Subsidiary Guarantor or result in the creation of any Lien upon any of its property or assets.

(g)                                 Section 5.3 shall be amended in its entirety to read as follows:

Binding Effect.  This Agreement constitutes, and the other Loan Documents to which any Borrower or any Subsidiary Guarantor is party when duly executed on behalf of such Borrower and such Subsidiary Guarantor and delivered in accordance with this Agreement will constitute, the valid and binding obligations of such Borrower and such Subsidiary Guarantor, enforceable against such Borrower and such Subsidiary Guarantor in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles.

(h)                                 Section 5.5 shall be amended in its entirety to read as follows:

Litigation and Contingent Liabilities.  There are no actions, suits or proceedings pending against or, to the knowledge of the Company, threatened against the Company or any Subsidiary in any court or before or by any governmental department, agency or instrumentality, which have a reasonable likelihood of adverse determination, and such adverse determination could reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to such litigation or proceedings, as of the Amendment No. 1 Effective Date, neither the Company nor any Subsidiary has any contingent liabilities which are material to the Company and its Subsidiaries taken as a whole and which are not provided for or disclosed in Schedule 5.5.

(i)                                     Section 5.14 shall be amended in its entirety to read as follows:

Accuracy of Disclosure.  All written information (other than projections, estimates, budgets, forward-looking statements or general market data) heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Administrative Agent or any Lender about the Company and its Subsidiaries or (to the best of the Company’s knowledge after due inquiry) the Business for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information (other than projections, estimates, budgets, forward-looking statements or general market data) hereafter furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, when taken as a whole, true and accurate in every material respect on the date as of which such written information is dated or certified, and none of such written information (to the best of the Company’s knowledge after due inquiry with respect to the Business) is or will be incomplete by omitting to state any material fact necessary to make such information not materially misleading.  Any projections, estimates, budgets, forward-looking statements or general market data heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Administrative Agent or any Lender, the Company hereby confirms that such materials have been or will be prepared in good faith based upon assumptions believed by senior management of the Company to be reasonable at the time made.

(j)                                     Section 5.15 shall be amended in its entirety to read as follows:

No Burdensome Restrictions.  Except as permitted by Section 6.15, neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(k)                                  Section 6.9 shall be amended in its entirety to read as follows:

The Company will not permit the ratio of Consolidated Debt to Total Capital (expressed as a percentage) to exceed (a) 60% at any time prior to June 30, 2011 or (b) 55% at any time on or after June 30, 2011.

(l)                                     Section 6.11 shall be amended in its entirety to read as follows:

Liens.  Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except for:

(a)                                  Liens existing on the date hereof securing Debt outstanding on the date hereof;

(b)                                 any Lien existing on any asset of any entity at the time such entity becomes a Subsidiary and not created in contemplation of such event;

(c)                                  any Lien on any asset (and related proceeds) securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d)                                 any Lien on any asset of any entity existing at the time such entity is merged into or consolidated with the Company or a Subsidiary and not created in contemplation of such event;

(e)                                  any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

(f)                                    any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Debt is not increased (except by an amount equal to any accrued but unpaid interest, reasonable premiums, costs or expenses incurred in connection therewith) and is not secured by any additional assets;

(g)                                 any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

(h)                                 Liens upon assets of an SPC granted in connection with a Permitted Securitization (including customary backup Liens granted by the transferor in accounts receivable and related rights or assets transferred to an SPC);

(i)                                     Liens for taxes, assessments or other governmental charges that are not required to be paid pursuant to Section 6.7;

(j)                                     Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors; and

(k)                                  Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in aggregate principal amount not to exceed 4% of the consolidated assets of the Company and its Consolidated Subsidiaries at any time outstanding.

(m)                               Section 6.12 shall be amended in its entirety to read as follows:

Consolidations, Mergers and Sales of Assets.  The Company will not, and will not permit any other Borrower to consolidate or merge with or into, or acquire substantially all of the assets of, any other Person unless (a) in the case of a merger or consolidation, the Company or such other Borrower shall be the surviving entity, and (b) the board of directors (or similar governing body) of such other Person shall have approved such consolidation, merger or acquisition.  The Company will not permit the sale, lease or other transfer to any other Person (other than (i) sales, leases or transfers to the Company and its Subsidiaries, (ii) sales, leases (or subleases), licenses (or sublicenses) or other transfers in the ordinary course of business, (iii) sales of accounts receivable and related rights or assets in connection with a Permitted Securitization, (iv) the grant of any Lien permitted hereby to the extent it constitutes a transfer of property, (v) a transfer of assets as a result of any loss of or damage to or any condemnation or other taking thereof, or (vi) asset divestitures associated with the Acquisition offered to comply with the competition/anti-trust laws of the United States or a foreign country and the sale, transfer or disposition of non-core assets acquired in connection with any acquisition permitted hereby) of assets of the Company or its Subsidiaries (valued at net book value) exceeding 15% or more of the consolidated assets of the Company and its Consolidated Subsidiaries as of the end of the immediately preceding fiscal year of the Company.

(n)                                 Section 6.13 shall be amended in its entirety to read as follows:

Transactions with Affiliates.  The Company will not, and will not permit any Subsidiary to, enter into or permit to exist any transaction, arrangement or contract with any of its Affiliates (other than the Company and its Subsidiaries) which is on terms which are less favorable than are obtainable from a Person which is not one of its Affiliates except for (a) restricted payments permitted hereby and (b) transactions contemplated by or associated with the Acquisition expressly provided for or contemplated by the Acquisition Agreement (as defined in Amendment No. 1).

(o)                                 Section 6.15 shall be amended in its entirety to read as follows:

Burdensome Agreements.  The Company will not, and will not permit any Subsidiary to, enter into any agreement, instrument or other contractual obligation (other than (a) this Agreement, (b) any other Loan Document, (c) the Bridge Facility and related documents contemplated thereby, (d) restrictions and conditions (i) which exist on the Effective Date (as defined in Amendment No. 1) or (ii) the Amendment No. 1 Effective Date, and in either case, are disclosed on Schedule 6.15 hereto, (e) customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold, (f) restrictions and conditions by the terms of the documentation governing (i) Debt incurred by Foreign Subsidiaries consisting of working capital lines entered into in the ordinary course of business or (ii) any Permitted Securitization that in the good faith determination of the Company are customary, necessary or advisable to effect such Permitted Securitization, (g) restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to property or assets financed by such Debt, (h) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures applicable solely to such joint venture entered into in the ordinary course of business, (i) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (j) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment, sale or transfer thereof, in each case entered into in the ordinary course of business or which exists on the date hereof, (k) restrictions and conditions contained in the Indenture dated as of June 15, 1995 between the Company and First Trust National Association, Trustee (the “Indenture”), or in any indenture supplemental thereto, or in debt securities issued and sold to third parties through underwriters or placement agents under any other agreement, indenture or instrument entered into after July 5, 2009 which contains restrictions or conditions (i) which are similar to the restrictions or conditions contained in the Indenture or (ii) are otherwise customary in the market for issuers comparable to the Company at the time of issuance of the applicable debt securities (which, as to all of the foregoing, shall in no event relate to current assets); provided, however, that clause (k)(ii) shall not be applicable to debt agreements, indentures or instruments issued after the latest of (A) the termination of the Acquisition Agreement, (B) if the Amendment No. 1 Effective Date has not occurred on or prior to such date, March 31, 2010,  (C) if the Bridge Facility has funded, the issuance by the Company of $1,000,000,000 in aggregate principal amount of debt securities after July 5, 2009 and (D) if the Bridge Facility is not funded on such date, the date of the consummation of the Acquisition (it being understood that clause (k)(ii) shall be applicable to Debt securities issued on or prior to the date of consummation of the Acquisition), and (l) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing) that (i) limits the ability of any of its Subsidiaries to (A) pay dividends and other distributions to the Company or otherwise transfer property to the Company; (B) guarantee any Debt of the Company or (C) to create, incur, assume or suffer to exist Liens in favor of the Administrative Agent, for the benefit of the Lenders; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

(p)                                 A new Section 6.16 shall be added in proper numerical order to read as follows:

Subsidiary Indebtedness.  The Company will not permit the aggregate outstanding principal amount of Debt of its Subsidiaries which are not Subsidiary Guarantors (excluding (a) any Debt of a Subsidiary owed to the Company or a Subsidiary  Guarantor and any Guarantee by a Subsidiary of Debt of the Company or a Subsidiary Guarantor, (b) Debt in existence as of the Amendment No. 1 Effective Date (after giving effect to the Acquisition) and any refinancings, replacements, extensions or renewals thereof, (c) Debt incurred by any Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Debt with respect to reimbursement type obligations regarding workers’ compensation claims, or letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such

Person is a lessee; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Debt, such obligations are reimbursed within 60 days following such drawing or incurrence or such Debt is otherwise permitted hereunder, (d)  Debt arising from agreements of a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a subsidiary for the purpose of financing such acquisition (including, the Acquisition), (e) hedging obligations (excluding hedging obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Debt permitted under this Section 6.16, exchange rate risk or commodity pricing risk, (f) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by any Subsidiaries in the ordinary course of business, (g) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five Business Days of its incurrence, (h) Debt of any Subsidiaries incurred to finance insurance premiums in the ordinary course of business, (i) Debt representing deferred compensation to employees of any Subsidiary incurred in the ordinary course of business, (j) cash management obligations and Debt in respect of netting services and employee credit card programs, or similar arrangements in connection with cash management and deposit accounts or securities accounts or (k) Debt of the Borrowing Subsidiaries incurred pursuant to this Agreement) at any time to exceed 10% of Consolidated Net Worth as of the end of the most recent fiscal quarter end for which financials statements have been delivered pursuant to Sections 4.1 or 6.1.

(q)                                 A new Section 6.17 shall be added in proper numerical order to read as follows:

Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, and will not permit any Subsidiary Guarantor to, purchase or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or Equity Interests of, make any loans or advances to, Guarantee any obligations of, or make any investment or any other interest in (each an “Investment”), any Subsidiary which is not a Subsidiary Guarantor (or will not become a Subsidiary Guarantor substantially contemporaneously with such Investment) except (a) the Acquisition and Investments acquired or made in connection with the Acquisition, (b) Investments existing on the Amendment No. 1 Effective Date, (c) extensions of trade credit in the ordinary course of business and (d) other Investments at no time exceeding 15% of Consolidated Net Worth as of the end of the most recent fiscal quarter end for which financials statements have been delivered pursuant to Sections 4.1 or 6.1 in aggregate principal amount.  The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value but giving effect to any cash returns or cash distributions received by such Person with respect thereto.  For purposes hereof, any asset transferred by the Company or a Subsidiary Guarantor to a Subsidiary which is not the Company or a Subsidiary Guarantor for less than fair market value shall be deemed an Investment by the transferor in the transferee in the amount by which the fair market value of such asset exceeds the consideration received.

(r)                                    A new Section 6.18 shall be added in proper numerical order to read as follows:

Additional Subsidiary Guarantors.  Within fifteen (15) Business Days of the end of any fiscal quarter during which a Domestic Subsidiary (which is not, as of the date hereof, a Material Subsidiary), becomes a Material Subsidiary, the Company shall cause such Domestic Subsidiary to execute and deliver to the Administrative Agent a joinder to the Subsidiary Guaranty; provided, that with respect to any Domestic Subsidiary which constitutes a Material Subsidiary and is acquired by the Company pursuant to the Acquisition Agreement, the Company shall cause such Material Subsidiary to execute and deliver to the Administrative Agent a joinder to the Subsidiary Guaranty within ten (10) Business Days of the Amendment No. 1 Effective Date.

(s)                                  Section 7.3 shall be amended in its entirety as follows:

The breach by the Company of any of the terms or provisions of Section 6.1(e), Section 6.2(a) (as to the corporate existence of the Company), or Sections 6.9 through 6.18 (inclusive).

(t)                                    Section 7.13 shall be amended in its entirety as follows:

Any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or the Company, any other Borrower or any Subsidiary Guarantor shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect.

(u)                                 Section 8.2(b)(ii) shall be amended in its entirety as follows:

Permit any Borrower to assign its rights or obligations under this Agreement,

(v)                                 A new Section 10.16 shall be added in proper numerical order to read as follows:

Release of Subsidiary Guarantors.  If (a) all of the equity interests held by the Company and its Subsidiaries in any Subsidiary Guarantor are sold or transferred in a transaction permitted hereunder (other than to the Company or to a Subsidiary thereof) or (b) such Guarantor Subsidiary is merged, consolidated, amalgamated, dissolved or liquidated in a transaction permitted hereunder; such

Subsidiary Guarantor shall automatically be released from the Subsidiary Guaranty upon the consummation of such transaction and the Administrative Agent is authorized and directed to take any actions deemed appropriate in order to effect the foregoing.

(w)                               The Pricing Schedule shall be amended in its entirety to read as set forth on Schedule 3 hereto.

(x)                                   A new Schedule 2 shall be added to read as set forth on Schedule 2 hereto.

(y)                                 A new Schedule 6.15 shall be added to read as set forth on Schedule 6.15 hereto.

(z)                                   A new Exhibit G shall be added in the form of Exhibit G attached hereto.

2.                                       Representations and Warranties of the Company.  The Company hereby represents and warrants to the Lenders that as of the Effective Date and as of the Amendment No. 1 Effective Date (except that the representations and warranties set forth in clause (d) below are given only as of the Effective Date and the representations and warranties set forth in clause (e) below are given only as of the Amendment No. 1 Effective Date):

(a)                                  The execution, delivery and performance by the Company and each Borrowing Subsidiary of this Amendment and the other Loan Documents to which the Company or any Borrowing Subsidiary is a party are within the Company’s or such Borrowing Subsidiary’s, as applicable, corporate or other company power, have been duly authorized by all necessary corporate or other company action and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate or articles of incorporation (or similar formation document) or by-laws (or similar governing document) of the Company or such Borrowing Subsidiary, as applicable, or of any judgment, order, decree, agreement or instrument binding on the Company or such Borrowing Subsidiary, as applicable, or result in the creation of any Lien upon any of its property or assets.  This Amendment constitutes, and the other Loan Documents to which the Company or any Borrowing Subsidiary is a party when duly executed on behalf of the Company or such Borrowing Subsidiary, as applicable, and delivered in accordance with this Amendment and the Credit Agreement will constitute, the valid and binding obligations of the Company and such Borrowing Subsidiary, as applicable, enforceable against the Company and such Borrowing Subsidiary, as applicable, in accordance with their respective terms except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles;

(b)                                 Each of the representations and warranties contained in the Credit Agreement (other than Section 5.4 and treating this Amendment as a Loan Document for purposes thereof) is and will be true and correct on and as of the date hereof and on the Amendment No. 1 Effective Date giving effect to the Acquisition (as defined in the Credit Agreement after giving effect to this Amendment) as if made on such dates except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(c)                                  After giving effect to this Amendment and the Acquisition, no Unmatured Default (but only to the extent arising under Sections 7.2, 7.3 (as to Sections 6.1(a)-(d) or (i) or 6.6 only) or Section 7.7) or Default has occurred and is continuing;

(d)                                 The Subsidiaries set forth on Schedule 2 hereto are all of the Domestic Subsidiaries of the Company which are Material Subsidiaries of the Company on the date hereof; and

(e)                                  The Company has disclosed to the Administrative Agent in writing all Domestic Subsidiaries which have become a Material Subsidiary after the date first set forth above but prior to the date of the Acquisition, and such Material Subsidiaries are signatories to the Subsidiary Guaranty (as defined in the Credit Agreement after giving effect to this Amendment).

3.                                       Commitment Increase Matters.

(a)                                  BNP Paribas and JPMorgan Chase Bank, N.A. (the “Increasing Lenders”) agree that, effective as of the Amendment No. 1 Effective Date, their respective Commitments shall be increased by the amounts set forth on Schedule 1 hereto; provided that no such Commitment increases shall occur if, as of the Amendment No. 1 Effective Date, all Commitments of the Lenders under the Credit Agreement have been terminated;

(b)                                 The New Lender (i) agrees to become a Lender under the Credit Agreement with the Commitment set forth on Schedule 1 hereto effective as of the Amendment No. 1 Effective Date; (ii) acknowledges the matters set forth in the third paragraph of Annex 2 to Exhibit E of the Credit Agreement and makes the representations and warranties set forth in the fourth paragraph of such Annex; and (iii) acknowledges and agrees that, as of the Amendment No. 1 Effective Date, the New Lender (A) will be bound by the terms of the Credit Agreement as fully and to the same extent as if it were an original Lender under the Credit Agreement and (B) will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and

(c)                                  The Company, the Administrative Agent, the Lenders and the New Lender hereby acknowledge and agree that (i) as of the Amendment No. 1 Effective Date, the Aggregate Commitment will be increased, and the respective Commitments of the Increasing Lenders and the New Lender shall be increased or established, as applicable, in accordance with Sections 3(a) and 3(b) above, (ii) the increase in the Aggregate Commitment effected by this Amendment shall be deemed a utilization of the Company’s right to increase the Aggregate Commitment pursuant to Section 2.5.4 of the Credit Agreement, as amended by this Amendment, and (iii) upon and after the Amendment No. 1 Effective Date the participation interest of each Lender in currently outstanding and future Letters of Credit shall be determined by reference to its Pro Rata Share, giving effect hereto (as such Pro Rata Share may from time to time hereafter be modified pursuant to the terms of the Credit Agreement).

4.                                       Consent and Waiver.

(a)                                  Each Lender having a Commitment which is increased by this Amendment consents to such increase by its execution hereof.  The Issuer and the Administrative Agent hereby consent to the Commitment changes set forth on Schedule 1.

(b)                                 The Administrative Agent and the undersigned Lenders hereby agree that with respect to any Borrowing on the Amendment No. 1 Effective Date, compliance with all conditions set forth in Section 5 of this Amendment shall constitute satisfaction of Section 4.2(a) of the Credit Agreement for the purposes of such Borrowing.

5.                                       Effective Date.  This Amendment shall become effective upon the execution and delivery hereof by the Company, the Borrowing Subsidiaries party hereto, the Administrative Agent, each Increasing Lender, the New Lender, the Issuer and the Required Lenders (without respect to whether it has been executed and delivered by all the Lenders, the “Effective Date”); provided, however, that Sections 1 (other than subclause (k) of Section 6.15 under Section 1(o) of this Amendment), 3 and 4 hereof shall only become effective on the date (the “Amendment No. 1 Effective Date”) upon which all of the following conditions have also been satisfied (or waived by each of JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Wachovia Bank, National Association, BNP Paribas and Bank of America, N.A. (collectively, the “Specified Lenders”)):

(a)                                  the Administrative Agent for its own benefit or that of the Increasing Lenders, as applicable, and the New Lender shall have received all fees and other amounts due and payable by the Company on or prior to the Amendment No. 1 Effective Date, including reimbursement or payment of all reasonable out of pocket expenses required to be reimbursed or paid by the Company hereunder;

(b)                                 an agreement or agreements pursuant to which the Acquisition shall be effected (the “Acquisition Agreement”) shall have been entered into by the Seller and the Company and one or more of its Subsidiaries, which shall be in form and substance reasonably satisfactory to each of the Specified Lenders (it being acknowledged that the drafts of such documentation dated July 5, 2009 delivered to the Specified Lenders by the Company on or prior to the date hereof are reasonably satisfactory to the Specified Lenders) and shall be in full force and effect, and a fully executed copy of the Acquisition Agreement shall have been delivered to the Specified

Lenders, certified by an Authorized Officer of the Company as of the Amendment No. 1 Effective Date as being true and complete and including all amendments thereto.  All conditions precedent under the Acquisition Agreement shall have been satisfied or waived (provided that any waiver of a condition or matter material and adverse to the interests of the Lenders shall require the consent of each Specified Lender) and any amendment to the Acquisition Agreement material and adverse to the interests of the Lenders shall require the consent of each Specified Lender.  Notwithstanding the above, (i) no amendment or modification of or waiver with respect to (A) the definition or occurrence of a “Material Adverse Change” (as defined in the Acquisition Agreement), (B) the purchase price consideration (other than decreases in purchase price aggregating $25,000,000 or less) or (C) Section 3.1 of the Sale and Purchase Agreement for the Acquisition shall have been entered into without the consent of each Specified Lender and (ii) the Specified Lenders shall be provided with reasonable notice of and opportunity to assess any waivers or amendments of the Acquisition Agreement.  The Acquisition shall be consummated substantially contemporaneously with the making of any Borrowings under the Credit Agreement made on the Amendment No. 1 Effective Date;

(c)                                  the Company shall have repaid in full as of the Amendment No. 1 Effective Date all outstanding Advances under the Credit Agreement together with all accrued and unpaid interest and fees thereunder (it being understood that the Company may, subject to the terms of the Credit Agreement as amended by this Amendment, simultaneously reborrow such amounts from the Lenders in proportion to their Pro Rata Shares after giving effect to the Commitment modifications contemplated hereby);

(d)                                 delivery to the Administrative Agent (which is hereby acknowledged by the Administrative Agent) of copies of the articles or certificate of incorporation (or similar formation documents) of the Company and each Subsidiary Guarantor (as defined in the Credit Agreement after giving effect to this Amendment), together with all amendments, and a certificate of good standing (or comparable certificate), each certified by the appropriate governmental officer in its jurisdiction of formation, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of the Company as required by Section 326 of the USA Patriot Act;

(e)                                  delivery to the Administrative Agent (which is hereby acknowledged by the Administrative Agent) of copies, certified by the Secretary or an Assistant Secretary of the Company, of its by-laws and of the resolutions of its Board of Directors and of resolutions or actions of any other body authorizing the execution of this Amendment;

(f)                                    delivery to the Administrative Agent of copies, certified by the Secretary or an Assistant Secretary of each Borrowing Subsidiary, of its by-laws and of the resolutions of its Board of Directors and of resolutions or actions of any other body authorizing the execution of this Amendment;

(g)                                 delivery to the Administrative Agent (which is hereby acknowledged by the Administrative Agent) of copies, certified by the Secretary or an

Assistant Secretary of each Subsidiary Guarantor, of its by-laws and of the resolutions of its Board of Directors and of resolutions or actions of any other body authorizing the execution of the Subsidiary Guaranty;

(h)                                 delivery to the Administrative Agent of a certificate, signed by the chief financial officer of the Company, confirming the accuracy in all material respects as of the Amendment No. 1 Effective Date of Section 2(b) of this Amendment, and stating that immediately after giving effect to this Amendment and the consummation of the Acquisition (i) no Unmatured Default (but only to the extent arising under Sections 7.2, 7.3 (as to Sections 6.1(a)-(d) or (i) or 6.6 only) or Section 7.7) or Default has occurred and is continuing and (ii) no material adverse change has occurred in the financial position or business of the Company, its subsidiaries and the Business (taken as a whole and giving pro forma effect to the Acquisition and the related financings) since December 31, 2008;

(i)                                     there shall have been executed and delivered to the Administrative Agent the Subsidiary Guaranty substantially in the form attached hereto as Exhibit G, amended as and to the extent necessary to include any additional Material Subsidiaries disclosed to the Administrative Agent by the Company pursuant to Section 2(e) of this Amendment; and

(j)                                     delivery to the Administrative Agent of a written opinion of Kirkland & Ellis LLP, special counsel to the Company addressing customary matters, addressed to the Lenders and in form and substance reasonably acceptable to the Administrative Agent.

In the event the Amendment No. 1 Effective Date has not occurred on or before March 31, 2010, Sections 1 (other than subclause (k) of Section 6.15 under Section 1(o) of this Amendment), 3 and 4 of this Amendment shall not become operative and shall be of no force or effect.

6.                                       Reference to and Effect Upon the Credit Agreement.

(a)                                  Except as specifically amended above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b)                                 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

7.                                       Costs and Expenses.  The Company hereby affirms its obligation under Section 9.6 of the Credit Agreement to reimburse the Administrative Agent and JPMorgan for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or JPMorgan in connection with the preparation, negotiation, execution and delivery of this Amendment.

8.                                       Governing Law.  This Amendment shall be construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

9.                                       Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

10.                                 Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

[SIGNATURE PAGES FOLLOW]

MACTAC EUROPE S.A.

By:

Its:

BEMIS COORDINATION CENTER S.A.

By:

Its:

PERFECSEAL LIMITED

By:

Its:

BEMIS COMPANY, INC.

By:

Its:

BEMIS SWANSEA LIMITED

By:

Its:

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent and Issuer

By:

Its:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:

Its:

BNP PARIBAS, as a Lender

By:

Its:

By:

Its:

BANK OF AMERICA, N.A., as a Lender

By:

Its:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:

Its:

SCHEDULE 1

Commitments

Lender/New Lender	Current Commitment(1)	Commitment Increase/New Commitment	Updated Commitment(2)
JPMorgan Chase Bank, N.A.	$96,900,000	$25,000,000	121,900,000
Wachovia Bank, National Association(3)	$96,900,000	—	$96,900,000
ING Bank N.V., Dublin Branch(3)	$34,000,000	—	$34,000,000
Wells Fargo Bank, National Association(3)	$79,475,000		$79,475,000
BNP Paribas	$38,250,000	$75,000,000	$113,250,000
U.S. Bank National Association(3)	$79,475,000	—	$79,475,000
Bank of America, N.A.	$0	$100,000,000	$100,000,000
Total	$425,000,000	$200,000,000	$625,000,000

(1)                                  As of July 5, 2009.

(2)                                  Giving effect to the increase per this Amendment without regard to others changes in Commitment amounts after the date of this Amendment.

(3)                                  There will be no changes to the Commitments of these Lenders accomplished by this Amendment.

SCHEDULE 2

Subsidiary Guarantors

Curwood, Inc., a Delaware corporation

Milprint, Inc., a Wisconsin corporation

Morgan Adhesives Company, an Ohio corporation

SCHEDULE 3

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurocurrency Rate/Letter of Credit Fee Rate	2.10%	2.60%	2.85%	3.00%	3.50%
Floating Rate	1.10%	1.60%	1.85%	2.00%	2.50%
Facility Fee Rate	0.40%	0.40%	0.40%	0.50%	0.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Company’s Moody’s Rating is A3 or better and the Company’s S&P Rating is A- or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Moody’s Rating is Baa1 or better and the Company’s S&P Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Company’s Moody’s Rating is Baa2 or better and the Company’s S&P Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Company’s Moody’s Rating is Baa3 or better and the Company’s S&P Rating is BBB- or better.

“Level V Status” exists at any date if, on such date, the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as determined from its then-current Moody’s and S&P Ratings.  The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time the Company has no Moody’s Rating or no S&P Rating, Level V Status shall exist.

If the Company is split-rated, the ratings differential is one notch and the higher rating has a stable outlook, the higher of the two ratings will apply.  If the Company is split-rated, the ratings differential is one notch and the higher rating does not have a stable outlook, the lower of the two ratings will apply.  If the Company is split-rated and the ratings differential is two or more notches, the rating which is one notch above the lower rating shall be used.  If at any date, the Company’s long-term unsecured debt is rated by neither S&P nor Moody’s, then Level V Status shall apply.

SCHEDULE 6.15

Burdensome Agreements

None.

EXHIBIT G

SUBSIDIARY GUARANTY